Exhibit 99.2

Generex Biotechnology Subsidiary NuGenHealth Contracts with Paradise Valley Family Medicine to Provide Chronic Care Management (CCM) and Remote Patient Monitoring (RPM) Services

• NuGenHealth Software as a Service (SaaS) platform launch

• PVFM responds to COVID-19 with connected care solutions to serve their Medicare patient population

MIRAMAR, Fla., Sept. 25, 2020 (GLOBE NEWSWIRE) -- Generex Biotechnology Corporation (OTCQB:GNBT) announces that its newly formed subsidiary NuGenHealth has signed a contract with Paradise Valley Family Medicine (PVFM) to provide connected care solutions for patient engagement, Remote Patient Monitoring (RPM) and Chronic Care Management (CCM) services. NuGenHealth, a joint venture between Generex subsidiary NuGenerex Health and Worldwide Digitech, LLC (WWDT) will provide the software, data framework, and back-end support for the NuGenHealth SaaS system to advance collaborative, connected care in order to improve patient health outcomes for patients under the care of PVFM.

The NuGenHealth system offers direct savings to physicians and healthcare organizations both in time and money, allowing the healthcare team to monitor patient progress outside the practice office, leading to timely interventions and early identification of disease progression that may prevent unnecessary hospitalizations. The SaaS system utilizes automated algorithms, real-time data, and quality metrics to involve patients in their own care, while keeping healthcare providers and family constantly informed.

RPM is the use of digital technologies to monitor and capture medical/health data from patients and electronically transmit the information to their providers for assessment, recommendations, and instructions. Providers use RPM to collect a wide range of patient data, including blood pressure, weight, heart rate, and blood sugar levels.

The CCM benefit allows eligible providers to offer services outside of doctor’s office visits to help individuals with two or more chronic conditions follow their medical care plan, practice preventive health care, and more effectively manage their health. CCM services are designed to keep Medicare beneficiaries healthier and to prevent unnecessary hospitalizations. Services include communication with Medicare beneficiaries and health professionals to provide chronic care management and coordination in-person, over the phone, and electronically.

NuGenHealth provides Bluetooth connected blood pressure monitors, electronic scales, glucose monitors, and oxygen sensors, and the NuGenHealth software optimizes workflows for RPM and CCM to collect, analyze, and report real-time patient data.

New CPT Codes released by CMS in 2019 provide an incentive for physicians to offer better management of chronic conditions using RPM and CCM services. The new rules make it easier for physicians and healthcare organizations to partner with health-tech companies to provide the software systems and monitoring devices required to launch a successful RPM program, and with the launch of NuGenHealth, the Generex family of companies is positioned to be a leader in this rapidly growing space.

Joe Moscato, President & Chief Executive Officer of Generex said, “We are very excited to launch NuGenHealth with our physician partners at Paradise Valley Family Medicine, with whom we have been working for the last year to implement our plans and start this collaboration. The NuGenHealth SaaS system has been beautifully designed by our development partners at WWDT, and their simple implementation process will enable us to begin enrolling patients and generating reimbursements for the physicians at PVFM. Remote patient monitoring is a service that was positioned for significant growth leading into 2020, and the pandemic has only accelerated its adoption by physicians and reimbursements by CMS. Our contract with PVFM is the first of several that we plan to sign with other physician practices in the Phoenix area. And once NuGenHealth is established in the practices, we plan to launch our long-awaited ophthalmology and podiatry businesses to serve the large numbers of patients with diabetes and vascular conditions that are prevalent in the chronic care population. We will keep our shareholders apprised of our progress as we build our end-to-end model for physicians and patients with our partners in Arizona.”

About Generex Biotechnology Corp.

Generex Biotechnology is an integrated healthcare holding company with end-to-end solutions for patient centric care from rapid diagnosis through delivery of personalized therapies. Generex is building a new kind of healthcare company that extends beyond traditional models providing support to physicians in a GPO network, and ongoing relationships with patients to improve the patient experience and access to optimal care.

In addition to advancing a legacy portfolio of immune-oncology assets, medical devices, and diagnostics, the Company is focused on an acquisition strategy of strategic businesses that complement existing assets and provide immediate sources of revenue and working capital.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

Generex Contact:

Generex Biotechnology Corporation

Joseph Moscato
646-599-6222

Todd Falls
1-800-391-6755 Extension 222

investor@generex.com